Hologic Announces First Quarter Fiscal 2011 Operating Results

Revenues and Operating Performance Exceed Guidance

BEDFORD, Mass., Jan. 31, 2011 /PRNewswire/ -- Hologic, Inc. (Hologic or the Company) (Nasdaq: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today announced its results for the first fiscal quarter ended December 25, 2010.

Highlights of the quarter include:

  Revenues of $432.6 million.
  Net income was $10.9 million, or $0.04 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP).
  Non-GAAP adjusted net income was $79.9 million, or $0.30 per diluted share, and adjusted EBITDA (non-GAAP adjusted earnings before interest, taxes, depreciation and amortization) was $147.9 million. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.
  Receipt of approvable letter in November from the U.S. Food and Drug Administration (FDA) for Dimensions three-dimensional (3-D) digital breast tomosynthesis system.
  Signing of an exclusive partnership agreement in November with SuperSonic Imagine, S.A., an innovative developer and manufacturer of diagnostic ultrasound technology.
  Exchange of $450 million of Convertible Notes for new notes, extending the earliest put date by three years to December 2016.

Highlight subsequent to quarter-end:

  Acquisition of Interlace Medical, Inc. on January 6, 2011, the developer, manufacturer and supplier of the MyoSure hysteroscopic uterine fibroid tissue removal system.

First quarter fiscal 2011 revenues totaled $432.6 million, an increase of 4.9% compared to revenues of $412.4 million in the first quarter of fiscal 2010. The increase was primarily attributable to: (i) growth in Breast Health revenues of $16.3 million, or 9.1%, driven by an increase in service revenue primarily related to our increased installed base of digital mammography systems of $12.7 million, or 24.2%; (ii) an increase in GYN Surgical revenues of $4.2 million, or 5.9%; and (iii) an increase in Skeletal Health revenues of $0.9 million, or 4.3%. Slightly offsetting these increases was a decrease in Diagnostics revenues of $1.3 million, or 0.9%, due to a decline in ThinPrep revenues that was partially offset by an increase in revenues from our Molecular Diagnostics product lines.

For the first quarter of fiscal 2011, Hologic reported net income of $10.9 million, or $0.04 per diluted share, compared with net income of $26.1 million, or $0.10 per diluted share, in the first quarter of fiscal 2010. The Company's non-GAAP adjusted net income increased 7.1% to $79.9 million in the first quarter of fiscal 2011 compared to $74.6 million for the same period in the prior year. The Company's fiscal 2011 and 2010 first quarter non-GAAP adjusted net income primarily excludes: (i) a charge of $56.6 million and $57.1 million, respectively, attributable to the amortization of intangible assets; and (ii) a non-cash interest expense charge of $18.5 million and $17.8 million, respectively, related to the Company's Convertible Notes. The Company's fiscal 2011 first quarter non-GAAP adjusted net income also primarily excludes: (i) a $29.9 million non-cash loss on exchange of Convertible Notes; and (ii) $3.1 million of acquisition-related costs and charges.

Non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share (non-GAAP adjusted EPS), and adjusted EBITDA are non-GAAP financial measures. The Company's definitions of these non-GAAP financial measures, and the reconciliations of these measures to the Company's comparable GAAP financial measures for the periods presented, are set forth in the supplemental information attached to this press release. When analyzing the Company's operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP.

As of December 25, 2010, total backlog for all products was $275.5 million.

"We are off to a great start to fiscal 2011, reporting both revenues and operating performance that exceeded our guidance," said Rob Cascella, President and Chief Executive Officer. "We continue to make progress in executing our key strategic initiatives. This quarter we maintained a positive growth trend for our Adiana and Cervista HPV product lines, realized share gains in our breast biopsy business, saw stabilizing ThinPrep volume and experienced attractive uptake in our 2-D and 3-D Dimensions digital mammography systems. Importantly, we also closed on our Interlace acquisition, which adds a complementary new product to our GYN Surgical portfolio."

First quarter fiscal 2011 revenue overview by segment:

  Breast Health revenues, which include the Company's mammography, Computer-Aided Detection (CAD), breast biopsy, Magnetic Resonance Imaging (MRI) breast coil, MammoSite and AEG products, increased to $195.4 million for the first quarter compared to $179.1 million for the same period in fiscal 2010, an increase of 9.1%, primarily due to the increases in revenues from: (i) our 2-D/3-D Dimensions product; (ii) service related to our increased installed base of digital mammography systems; (iii) the inclusion of Sentinelle, which we acquired in August 2010; and (iv) our Eviva breast biopsy product. These increases in units and revenues were partially offset by a reduction in the number of Selenia systems sold.

  Diagnostics revenues, which include the Company's ThinPrep products, Rapid Fetal Fibronectin test, Cervista HPV tests, and other Molecular Diagnostics products, totaled $139.1 million for the first quarter compared to $140.4 million for the same quarter of fiscal 2010, a slight decrease of 0.9%. While we experienced a solid increase in revenues from our Cervista HPV tests and, to a lesser extent, the Company's other Molecular Diagnostics product lines, these increases were offset primarily by a reduction in ThinPrep volume and, to a lesser extent, an unfavorable foreign currency impact. The lower ThinPrep volume when compared to the first quarter of prior year primarily reflected the continued decline in year-over-year patient visits. However, we have seen stabilizing in such patient volumes from last quarter.

  GYN Surgical revenues, which include the Company's NovaSure endometrial ablation system (NovaSure) and Adiana permanent contraception system (Adiana), totaled $75.7 million for the first quarter compared to $71.4 million for the first quarter of fiscal 2010, an increase of 5.9%. This increase was primarily due to growth in sales of Adiana devices and, to a lesser extent, an increase in the number of NovaSure devices sold worldwide.

  Skeletal Health revenues, which include the Company's osteoporosis assessment and mini C-arm product lines, totaled $22.4 million for the first quarter compared to $21.5 million for the first quarter of fiscal 2010, an increase of 4.3%. This increase was primarily the result of an increase in bone densitometry unit sales.

Exchange of Convertible Senior Notes:

On November 18, 2010, the Company entered into separate, privately-negotiated exchange agreements under which it retired $450 million in aggregate principal of the Company's outstanding 2.00% Convertible Senior Notes due 2037 ("Original Notes") and in exchange, issued $450 million in aggregate principal of new 2.00% Convertible Exchange Senior Notes due 2037 ("Exchange Notes"). In doing so, the first date on which holders of the Exchange Notes may require the Company to purchase the notes outstanding was extended three years to December 2016 in order to provide us with additional flexibility relative to our future liquidity needs. In return, the holders of the Exchange Notes received a lower conversion price. Following these transactions, approximately $1.275 billion in principal amount of the Original Notes remain outstanding, with an aggregate principal balance of total Notes outstanding remaining at $1.725 billion.

FDA Approvable Letter Received for Dimensions 3-D Digital Mammography System:

On November 22, 2010, the Company received an approvable letter from the FDA for the Dimensions 3-D tomosynthesis system. Final approval of the Company's pre-market approval (PMA) application for the system remains subject to the FDA's final review procedures. The Company is working closely with the FDA to assist with this process.

Exclusive U.S. Breast Ultrasound Partnership Agreement with SuperSonic Imagine, S.A. (Supersonic):

On November 23, 2010, the Company announced the signing of an exclusive partnership agreement with SuperSonic, a developer and manufacturer of diagnostic ultrasound technology. Under the terms of the agreement, the Company is selling, installing and servicing SuperSonic's Aixplorer ultrasound technology platform to the breast care community in the United States. This partnership provides the Company with another leading-edge technology to offer to clinicians to help detect breast cancer in its early stages.

Acquisition of Interlace Medical, Inc.:

On January 6, 2011, the Company acquired Interlace Medical, Inc. (Interlace), the developer, manufacturer and supplier of the MyoSure hysteroscopic tissue removal system. Interlace, headquartered in Framingham, Massachusetts, is dedicated to developing innovative technologies to treat common gynecological diseases for improved patient outcomes while simplifying physician adoption and reducing the cost of healthcare. The purchase price for the transaction was $128.9 million in cash, plus two annual contingent payments. The contingent payments will be payable in cash and each will be calculated as a multiple of the incremental revenue growth over the prior year.

Financial Guidance:

The Company's guidance for fiscal 2011 reflects its current core products, including revenues from its recently-completed acquisition of Interlace, but does not reflect any future revenue or earnings from any anticipated acquisition or any product currently before the FDA awaiting approval or clearance.

Second Quarter Fiscal 2011 (Quarter ending March 26, 2011):

  The Company expects second quarter fiscal 2011 revenues to be comparable with the first quarter of fiscal 2011. This reflects an increase in revenues in the Breast Health segment, partially offset by an anticipated decrease in the GYN Surgical segment primarily due to a historically slower quarter for the NovaSure product. Year-over-year, this represents an expected increase in revenues of 3% over the second quarter of fiscal 2010 revenues of $418.1 million.

  The Company expects non-GAAP adjusted EPS to be approximately $0.28.

Fiscal 2011 (Year ending September 24, 2011):

  The Company is reaffirming guidance for fiscal 2011 revenues of $1.73 billion to $1.76 billion, reflecting the current level of capital equipment market stabilization, continued growth in service revenue, the contributions from Sentinelle and Interlace, and the outlook for increased GYN Surgical revenues.

  The Company expects non-GAAP adjusted EPS to be approximately $1.22 to $1.24.

Estimates of certain non-GAAP adjustments that the Company anticipates will be reflected in its non-GAAP fiscal 2011 second quarter and fiscal 2011 year financial performance are included as an attachment to this press release.

Hologic may not generate expected revenues and may incur expenses or charges or realize income or gains in fiscal 2011 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S. and general worldwide economic and regulatory conditions and related uncertainties, including the recently enacted and ongoing implementation of healthcare reform legislation and associated tax provisions, as well as foreign currency fluctuations, which, along with other uncertainties facing our business, could adversely affect anticipated results.

Conference Call and Webcast:

Hologic's management will host a conference call on Monday, January 31, 2011, at 5:00 p.m. (Eastern) to discuss first quarter fiscal 2011 operating results. Interested participants may listen to the call by dialing 877-874-1567 or 719-325-4893 for international callers and referencing code 2737906 approximately 15 minutes prior to the call on January 31. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, February 18, 2011, at 888-203-1112 or 719-457-0820 for international callers, access code 2737906. The Company will also provide a live webcast and replay of the call on the investor relations page of the Company's website at www.hologic.com/investor-overview. A PowerPoint presentation related to the conference call will be posted after the close of the market on Monday, January 31, 2011 on the investor relations page of the Company's website.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic's core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, breast Magnetic Resonance Imaging, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia and uterine fibroids, permanent contraception, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications.

Hologic, Adiana, AEG, Cervista, Dimensions, Interlace, MammoSite, MyoSure, NovaSure, Rapid fFN, Selenia, Sentinelle, and ThinPrep and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company's plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: economic and market trends; the Company's backlog and any implication that the Company's backlog may be indicative of future sales; the Company's anticipated opportunities from its recent acquisitions of Sentinelle and Interlace; any statements regarding the FDA's approval process of the Dimensions three-dimensional digital breast tomosynthesis system; the Company's strategic initiatives and the anticipated benefits of those initiatives; any financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company's backlog consists of orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company's revenues for any future period.

The FDA review of the Company's Dimensions three-dimensional digital breast tomosynthesis system can be modified at any time. The Company is unable to predict the outcome of the FDA review, and there can be no assurance that the FDA will approve the Company's system for either screening or diagnostics or will do so on a timely basis, if at all. In addition, even if approved, the FDA could impose conditions to such approval that would significantly limit the use or commercialization of the system.

Other risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: U.S. and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties regarding the availability or amount of reimbursement for new products or product enhancements; uncertainties regarding the recently enacted healthcare reform legislation and associated tax provisions; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; the Company's ability to integrate its acquisitions and business combinations effectively; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; manufacturing risks, including the Company's reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company's products; the risk of adverse events and product liability claims; risks related to the use and protection of intellectual property; expenses and uncertainties relating to litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; financing risks, including the Company's obligation to meet financial covenants under the Company's financing arrangements and leases; and the Company's ability to attract and retain qualified personnel.

The risks and uncertainties included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:	Deborah R. Gordon
Vice President, Investor Relations
Hologic, Inc.
(781) 999-7716

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 25, 2010	September 25, 2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 608,036	$ 515,625
Restricted cash	936	942
Accounts receivable, net	274,437	283,103
Inventories	203,513	192,482
Deferred income tax assets	71,175	72,808
Prepaid expenses and other current assets	27,103	33,921
Total current assets	1,185,200	1,098,881

Property and equipment, net	246,443	251,698
Intangible assets, net	2,063,563	2,118,948
Goodwill	2,117,485	2,108,847
Other assets	52,888	47,460
	$ 5,665,579	$ 5,625,834

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable	$ 1,027	$ 1,362
Accounts payable	63,976	57,480
Accrued expenses	170,953	183,054
Deferred revenue	120,759	120,516
Deferred gain	79,500	79,500
Total current liabilities	436,215	441,912

Convertible notes (principal of $1,725,000)	1,434,132	1,447,053
Deferred income tax liabilities	956,627	955,611
Deferred service obligations- long term	10,752	10,011
Other long-term liabilities	73,837	72,698
Total long-term liabilities	2,475,348	2,485,373

STOCKHOLDERS' EQUITY:
Common stock	2,603	2,595
Capital in excess of par value	5,269,172	5,224,399
Accumulated deficit	(2,516,130)	(2,527,070)
Accumulated other comprehensive (loss) income	(111)	143
Treasury stock, at cost	(1,518)	(1,518)
Total stockholders' equity	2,754,016	2,698,549
	$ 5,665,579	$ 5,625,834

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	December 25, 2010	December 26, 2009

REVENUES
Product sales	$ 358,603	$ 351,410
Service and other revenues	73,968	61,038
	432,571	412,448

COSTS AND EXPENSES (1):
Cost of product revenues	125,025	114,751
Cost of product revenues – amortization of intangible assets	42,112	43,520
Cost of service and other revenues	40,700	37,732
Research and development	28,557	24,621
Selling and marketing	67,911	64,597
General and administrative	40,453	41,192
Amortization of intangible assets	14,496	13,579
Contingent consideration fair value adjustment	1,096	-
Restructuring and other charges	501	487
	360,851	340,479

Income from operations	71,720	71,969
Interest expense	(28,909)	(31,804)
Other (expense) income, net	(391)	928
Loss on extinguishment of debt	(29,891)	-

Income before provision for income taxes	12,529	41,093
Provision for income taxes	1,589	14,998

Net income	$ 10,940	$ 26,095

Net income per share:
Basic	$ 0.04	$ 0.10
Diluted	$ 0.04	$ 0.10

Weighted average number of shares outstanding:
Basic	259,624	258,024
Diluted	263,146	260,804

(1) Stock-based compensation included in costs and expenses during the three months ended December 25, 2010 was $1,403 for cost of revenues, $1,236 for research and development, $1,655 for selling and marketing and $6,404 for general and administrative. Stock-based compensation included in costs and expenses during the three months ended December 26, 2009 was $1,029 for cost of revenues, $967 for research and development, $1,387 for selling and marketing and $4,738 for general and administrative.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET INCOME TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Three Months Ended December 25, 2010		Three Months Ended December 26, 2009

EARNINGS PER SHARE
GAAP earnings per share- Diluted	$ 0.04		$ 0.10
Adjustments to net income (as detailed below)	0.26		0.19
Non-GAAP adjusted earnings per share- Diluted	$ 0.30	(1)	$ 0.29	(1)

NET INCOME
GAAP net income	$ 10,940		$ 26,095
Adjustments:
Amortization of intangible assets	56,608		57,099
Non-cash interest expense relating to convertible notes	18,459		17,810
Non-cash loss on convertible notes exchange	29,891		-
Acquisition-related costs	611		-
Fair value write-up of acquired inventory sold	1,337		-
Litigation settlement charges	450		-
Contingent consideration fair value adjustment	1,096		-
Restructuring charges	51		487
Income tax effect of reconciling items	(39,562)	(2)	(26,938)	(3)
Non-GAAP adjusted net income	$ 79,881		$ 74,553

EBITDA
Non-GAAP adjusted net income	$ 79,881		$ 74,553
Interest expense, net, not adjusted above	10,043		13,809
Provision for income taxes	41,151		41,936
Depreciation expense	16,862		16,892
Adjusted EBITDA	$ 147,937		$ 147,190

EXPLANATORY NOTES:

(1) Non-GAAP adjusted earnings per share was calculated based on 263,146 and 260,804 weighted average diluted shares outstanding for the three months ended December 25, 2010 and December 26, 2009, respectively.

(2) To reflect an estimated annual effective tax rate of 34% on a non-GAAP basis.
(3) To reflect an estimated annual effective tax rate of 36% on a non-GAAP basis.

Non-GAAP Financial Guidance:

Future GAAP EPS may be affected by changes in ongoing assumptions and judgments relating to the Company's acquired businesses, and may also be affected by nonrecurring, unusual or unanticipated charges, expenses or gains, all of which are excluded in the calculation of non-GAAP adjusted EPS as described in this press release. It is therefore not practicable to reconcile our non-GAAP adjusted EPS guidance to the most comparable GAAP measure. The Company's estimates of certain future non-GAAP adjustments, based upon current information, judgments and assumptions, are presented below for informational purposes.

	Three Months Ended				Twelve Months Ended
	March 26, 2011		Shares		September 24, 2011		Shares

(In thousands)
Certain Anticipated Non-GAAP Adjustments:
Cost of revenues - amortization of
intangible assets	$ 42,000				$ 168,000
Amortization of intangible assets	14,600				58,100
Non-cash interest expense relating to convertible notes	17,800				72,900
Non-cash loss on convertible notes exchange	-				29,891
Acquisition-related costs	-				611
Fair value write-up of acquired inventory sold	1,400				2,737
Litigation settlement charges	-				450
Contingent consideration fair value adjustment	1,100				4,000
Restructuring charges	-				51
Income tax effect of reconciling items	(26,146)	(1)			(114,492)	(1)
Total Anticipated Non-GAAP Adjustments	$ 50,754				$ 222,248
Ending Balance			264,000	(2)			265,000	(2)

Explanatory Notes:

(1) To reflect an estimated annual effective tax rate of 34% for the second quarter and full year of fiscal 2011 on a non-GAAP basis.

(2) We expect estimated diluted weighted average shares outstanding of 264,000 for the second quarter and 265,000 for the full year of fiscal 2011.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: adjusted net income; adjusted EPS; and adjusted EBITDA. The Company defines its non-GAAP adjusted net income to exclude the non-cash amortization of intangible assets, other acquisition-related charges, such as change in contingent consideration, transaction costs, charges associated with the write-off of acquired in-process research and development and the write-up of acquired inventory to fair value, non-cash charges resulting from changes in GAAP, closure and restructuring charges, non-cash loss on exchange of convertible notes, and one-time, nonrecurring, unusual or unanticipated charges, expenses or gains. As set forth in the applicable reconciliation tables above, non-GAAP adjusted net income and non-GAAP adjusted EPS for the periods presented exclude the following items from GAAP net income and EPS: (i) non-cash expenses associated with the Company's recent acquisitions, including amortization of intangible assets; (ii) non-cash interest expense resulting from the Company's accounting for convertible debt instruments with cash settlement features; (iii) loss on exchange of convertible notes; (iv) the increase in cost of revenues resulting from the write-up of acquired inventory sold during the applicable period; (v) acquisition transaction costs; and (vi) divestiture and restructuring charges. The Company's non-GAAP adjusted EBITDA excludes from its GAAP net income: (i) the items excluded in its calculation of non-GAAP adjusted net income; (ii) interest expense, net, not otherwise excluded in calculating its non-GAAP adjusted net income; (iii) provision for income taxes; and (iv) depreciation expense.

The Company believes the use of non-GAAP adjusted net income and non-GAAP adjusted EPS are useful to investors in comparing the results of operations in fiscal 2011 to the comparable period in fiscal 2010 by eliminating certain of the more significant effects of its acquisitions and related activities, non-cash charges resulting from changes in GAAP, and litigation settlement, divestiture and restructuring. These measures also reflect how the Company manages the business internally and sets operational goals. In addition to the adjustments set forth in the calculation of the Company's non-GAAP adjusted net income, its non-GAAP adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP adjusted net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company's business. When analyzing the Company's operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income or EPS prepared in accordance with GAAP.

CONTACT: Deborah R. Gordon, Vice President, Investor Relations, Hologic, Inc., +1-781-999-7716